EXHIBIT 10.3

AMENDED AND RESTATED VENTURE LOAN AND SECURITY AGREEMENT

Originally Dated as of December 23, 2014
Amended and Restated as of July 2, 2015

by and among

HORIZON TECHNOLOGY FINANCE CORPORATION,	FORTRESS CREDIT CO LLC,
a Delaware corporation	a Delaware limited liability company
312 Farmington Avenue	1345 Avenue of Americas
Farmington, CT 06032	New York, NY 10105

as a Lender and Collateral Agent	as a Lender

HORIZON CREDIT II LLC,	FORTRESS CREDIT OPPORTUNITIES V CLO LIMITED,
a Delaware limited liability company	An Exempted Company incorporated in the
312 Farmington Avenue	Cayman Islands with limited liability
Farmington, CT 06032	1345 Avenue of Americas
New York, NY 10105
as a Lender
as a Lender

And

PALATIN TECHNOLOGIES, INC.,
a Delaware corporation
4B Cedar Brook Drive
Cranbury, NJ 08512
as Borrower

Loan A Commitment Amount: $5,000,000

Loan B Commitment Amount: $5,000,000

Loan C Commitment Amount: $5,000,000

Loan D Commitment Amount: $5,000,000

Loan A Commitment Termination Date:    December 30, 2014

Loan B Commitment Termination Date:    December 30, 2014

Loan C Commitment Termination Date:    July 15, 2015

Loan D Commitment Termination Date:    July 15, 2015

WHEREAS, Lenders and Borrower are party to that certain Venture Loan and Security Agreement, dated as of December 23, 2014 (the “Original Loan Agreement”), among Borrower, Horizon and Fortress, pursuant to which, among other things, (i) Horizon has provided a certain loan to Borrower as evidenced by a certain Secured Promissory Note (Loan A) executed by Borrower in favor of Horizon, dated as of December 23, 2014, in the original principal amount of Five Million Dollars ($5,000,000.00) (the “Loan A Note”), (ii) Fortress has provided a certain loan to Borrower as evidenced by a certain Secured Promissory Note (Loan B) executed by Borrower in favor of Fortress, dated as of December 23, 2014, in the original principal amount of Five Million Dollars ($5,000,000.00) (the “Loan B Note”) and (iii) Lenders have been granted a security interest in all assets of Borrower, except with respect to Borrower’s Intellectual Property.

WHEREAS, Horizon transferred all right, title and interest in and to the Loan A Note to HCII on or about December 23, 2014.

WHEREAS, Fortress transferred all right, title and interest in and to the Loan B Note to FCO on or about December 23, 2014.

WHEREAS, the parties hereto desire to amend and restate the Original Loan Agreement to, among other things, include an additional term loan facility.

The Lenders, Collateral Agent and Borrower hereby agree as follows:

AGREEMENT

1. Definitions and Construction.

1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2012 Registration Rights Agreement” means that certain Registration Rights Agreement dated as of July 2, 2012, between the Company and the parties that are signatories thereto.

“2012 Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of July 2, 2012, between the Company and the named purchasers that are parties thereto.

“2014 Registration Rights Agreement” means that certain Registration Rights Agreement dated as of December 23, 2014, between the Company and the parties that are signatories thereto.

“2014 Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of December 23, 2014, between the Company and the named purchasers that are parties thereto.

“Account Control Agreement” means an agreement acceptable to Lenders which perfects via control Lenders’ and Collateral Agent’s security interest in Borrower’s deposit accounts and/or securities accounts.

“Additional Commitment Fee” has the meaning given such term in Section 2.6(c)(ii) of this Agreement.

“Additional Good Faith Deposit” has the meaning given such term in Section 2.6(a)(ii) of this Agreement.

“Additional Warrant” means the separate warrant or warrants dated on or about the date hereof in favor of each Lender or its designees to purchase securities of Borrower.

“Affiliate” means, with respect to any Person, any other Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of such Person, any other Person that controls or is controlled by or is under common control with such Person and each of such Person’s officers, directors, and if such person is a limited liability company, its managers, and if such Person is a partnership, its partners.  For purposes of this definition, the term “control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Equity Securities, by contract or otherwise and the terms “controlled by” and “under common control with” shall have correlative meanings.

“Agreement” means this certain Amended and Restated Venture Loan and Security Agreement by and among Borrower, Collateral Agent and Lenders dated as of the date on the cover page hereto (as it may from time to time be amended, modified or supplemented in a writing signed by Borrower, Collateral Agent and Lenders).

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Borrower” means Borrower as set forth on the cover page of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in New York, Connecticut or New Jersey.

“Claim” has the meaning given such term in Section 10.3 of this Agreement.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

“Collateral” has the meaning given such term in Section 4.1 of this Agreement.

“Collateral Agent” means Horizon, or any successor collateral agent appointed by Lenders.

“Commitment Amount” means the Loan A Commitment Amount, the Loan B Commitment Amount, the Loan C Commitment Amount, or the Loan D Commitment Amount, as applicable.

“Commitment Fee” has the meaning given such term in Section 2.6(c)(ii) of this Agreement.

“Consolidated” means the consolidation of accounts in accordance with GAAP.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to five percent (5%) over the Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.

“Disclosure Schedule” means Exhibit A attached hereto.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” has the meaning given to such term in Section 7.12 of this Agreement.

“Event of Default” has the meaning given to such term in Section 8 of this Agreement.

“FCO” means Fortress Credit Opportunities V CLO Limited.

“Fortress” means Fortress Credit Co LLC.

“Funding Certificate” means a certificate executed by a duly authorized Responsible Officer of Borrower substantially in the form of Exhibit B or such other form as Lenders may agree to accept.

“Funding Date” means any date on which a Loan is made to or on account of Borrower under this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Gedeon Richter Agreement” means that certain License, Co-Development and Commercialization Agreement, dated as of August 29, 2014, by and between the Company and Chemical Works of Gedeon Richter Plc., a Hungarian company.

“Good Faith Deposit” has the meaning given such term in Section 2.6(a)(ii) of this Agreement.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“HCII” means Horizon Credit II LLC.

“Horizon” means Horizon Technology Finance Corporation.

“Indebtedness” means, with respect to any Person, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person.

“Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title and interest in and to patents, patent rights (and applications and registrations therefor and divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same), trademarks and service marks (and applications and registrations therefor and the goodwill associated therewith), whether registered or not, inventions, copyrights (including applications and registrations therefor and like protections in each work or authorship and derivative work thereof), whether published or unpublished, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, licenses, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by such Person and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).

“Internal Revenue Code” has the meaning given such term in Section 5.19 of this Agreement.

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any similar interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.

“Landlord Agreement” means an agreement substantially in the form provided by Lenders to Borrower or such other form as Lenders may agree to accept.

“Lender” means each Lender as set forth on the cover page of this Agreement and any Person who may become a Lender pursuant to Section 12.1 of this Agreement and “Lenders” means all such Lenders.

“Lenders’ Expenses” means (a) all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, drafting, amendment, modification, administration, perfection and funding of the Loan Documents; and (b) all of each Lender’s reasonable attorneys’ fees, costs and expenses incurred in enforcing or defending the Loan Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including all fees and costs incurred by any Lender in connection with such Lender’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against Borrower, any Subsidiary or their respective Property.

“Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.

“Loan” means each advance of credit by a Lender to Borrower under this Agreement.

“Loan A” means the advance of credit by Horizon to Borrower under the Original Loan Agreement in the Loan A Commitment Amount.

“Loan A Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan A Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan A Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan Amortization Date” means the Payment Date on which Borrower is required, pursuant to Section 2.2 (a) below, to commence making equal payments of principal plus accrued interest on the outstanding principal amount of the Loans.

“Loan B” means the advance of credit by Fortress to Borrower under the Original Loan Agreement in the Loan B Commitment Amount.

“Loan B Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan B Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan B Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan C” means the advance of credit by Horizon to Borrower under this Agreement in the Loan C Commitment Amount.

“Loan C Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan C Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan C Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

 “Loan D” means the advance of credit by Fortress to Borrower under this Agreement in the Loan D Commitment Amount.

“Loan D Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan D Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan D Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes, the Warrants, any Landlord Agreement, any Account Control Agreement and all other documents, instruments and agreements entered into in connection with this Agreement, as each may be amended, restated or otherwise modified from time to time.

“Loan Rate” means, with respect to each Loan, the per annum rate of interest (as calculated in accordance with Section 2.2(c)) equal to 9.00% plus the amount by which the one month LIBOR Rate (rounded to the nearest one hundredth percent), as reported in the Wall Street Journal exceeds 0.50%. Notwithstanding the foregoing, in no event shall the Loan Rate be less than 9.00%.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, operations or Properties of Borrower, (b) the ability of Borrower to perform its Obligations under the Loan Documents or (c) the Collateral or Collateral Agent’s or any Lender’s security interest in the Collateral.

“Maturity Date” means, with respect to each Loan, forty-eight (48) months from the first day of the month next following the month in which the Funding Date for such Loan occurs, or if earlier, the date of acceleration of such Loan following an Event of Default or the date of prepayment, whichever is applicable.

“Note” means each promissory note executed in connection with a Loan in substantially the form of Exhibit C attached hereto.

“Obligations” means all debt, principal, interest, fees, charges, expenses and reasonable attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by Borrower to Collateral Agent or any Lender of any kind and description (whether pursuant to or evidenced by the Loan Documents (other than the Warrants), or by any other agreement between Lenders and Borrower (other than the Warrants) in connection therewith, and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lenders’ Expenses.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit E or such other form as Lenders may agree to accept.

“Original Commitment Fee” has the meaning given such term in Section 2.6(c)(i) of this Agreement.

“Original Good Faith Deposit” has the meaning given such term in Section 2.6(a)(i) of this Agreement.

“Original Loan Agreement” has the meaning given such term in the Preamble hereto.

“Original Warrant” means the separate warrant or warrants dated as of December 23, 2014 in favor of Horizon and Fortress or its designees to purchase securities of Borrower.

 “Payment Date” has the meaning given such term in Section 2.2(a) of this Agreement.

“Permitted Indebtedness” means and includes:

(a) Indebtedness of Borrower to Lenders under the Loan Documents;

(b) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(c) Indebtedness of Borrower existing on the date hereof and set forth on the Disclosure Schedule;

(d) to the extent constituting or that may constitute Indebtedness, Indebtedness evidenced by or arising from the terms of any warrants issued pursuant to the 2012 Securities Purchase Agreement or the 2014 Securities Purchase Agreement;

(e) Indebtedness of Borrower, up to an aggregate amount of Two Million Dollars ($2,000,000) in any fiscal year, incurred pursuant to agreements entered into by Borrower in the ordinary course of the business, in respect of the amortized cost of, or other deferred payments made by Borrower with respect to, the specialized equipment used in manufacturing and assembling the device(s) used to administer pharmaceutical products developed by Borrower;

(f) intercompany Indebtedness owed by any Subsidiary to Borrower or any wholly-owned Subsidiary, as applicable; provided that, if applicable, such Indebtedness is also permitted as a Permitted Investment and, in the case of such Indebtedness owed to Borrower, such Indebtedness shall be evidenced by one or more promissory notes;

(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness under subsection (c), (d), (e), (f) and (g) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower;

(h) to the extent constituting or that may constitute Indebtedness, any Equity Securities of Borrower outstanding as of the date hereof, including any preferred stock, warrants, options and other rights to acquire Borrower’s Equity Securities and any payments that may arise thereunder;

(i) Subordinated Debt; and

(j) Indebtedness of Borrower incurred to finance any equipment or other personal property acquired by Borrower after the date hereof, including (i) the purchase price of such equipment or other personal property, or (ii) capital lease obligations or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other personal property, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;  provided that (A) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition and (B) the aggregate principal amount of Indebtedness permitted by this clause (h) shall not exceed $1,000,000 at any time outstanding.

“Permitted Investments” means and includes any of the following Investments:

(a) Deposits and deposit accounts with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000);

(b) Investments in marketable obligations issued or fully guaranteed by the United States, any state thereof or any agency thereof and maturing not more than one (1) year from the date of issuance;

(c) Investments in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof;

(d) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

(e) Investments by Borrower and Subsidiaries in their Subsidiaries outstanding on the date hereof;

(f) Investments in Subsidiaries permitted to be created under Section 7.8 of this Agreement;

(g) Loans made to employees for travel, relocation or other expenses in the ordinary course of business;

(h) Investments in money market funds; and

(i) other Investments aggregating not in excess of One Hundred Thousand Dollars ($100,000) at any time.

“Permitted Licenses” means and includes (i) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (ii) exclusive licenses of Intellectual Property entered into in the ordinary course of business and applicable solely outside the United States, provided that such exclusive licenses could not result in a legal transfer of title of the licensed Intellectual Property and (iii) exclusive licenses of Intellectual Property entered into in the ordinary course of business that are exclusive as to the United States, to the extent consented to by Lenders, which consents shall not be unreasonably withheld, conditioned or delayed.  As used herein, the term “in the ordinary course of business” shall include, without limitation, transactions such as, or comparable in scope with, the Gedeon Richter Agreement.

“Permitted Liens” means and includes:

(a) the Liens in favor of the Collateral Agent and/or the Lenders;

(b) Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(c) Liens identified on the Disclosure Schedule;

(d) Liens upon any equipment or other personal property acquired by Borrower after the date hereof to secure (i) the purchase price of such equipment or other personal property, or (ii) capital lease obligations or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other personal property; provided that (A) such Liens are confined solely to the equipment or other personal property so acquired and the proceeds thereof and the amount secured does not exceed the acquisition price thereof (plus soft costs), (B) no such Lien shall be created, incurred, assumed or suffered to exist in favor of Borrower’s officers, directors or Affiliates and (C) the aggregate Indebtedness secured by such Liens does not exceed $1,000,000 in the aggregate at any time;

(e) any liens securing Subordinated Debt;

(f) bankers’ liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business as long as an Account Control Agreement  (or equivalent in a form acceptable to Lender) for each account in which such deposits are held has been executed and delivered to Lender;

(g) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(h) any judgment, attachment or similar Lien, unless the judgment it secures has not been discharged or execution thereof effectively stayed and bonded against pending appeal within thirty (30) days of the entry thereof;

(i) Permitted Licenses;

(j) Liens with respect to real estate deposits and real estate leases; and

(k) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods in the ordinary course of business.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

 “Responsible Officer” means the Chief Executive Officer or the Chief Financial Officer of Borrower.

“Restricted License” means any license or other agreement with respect to which Borrower is the licensee of Intellectual Property and such license or agreement is material to Borrower’s business and (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property or (b) for which a default under or termination of would reasonably be expected to interfere with Collateral Agent’s or Lenders’ right to sell any Collateral.

“Rights to Payment” has the meaning given such term in Section 4.1 of this Agreement.

“Sanctions” means any economic or financial sanction administered or enforced by the United States Government (including, without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Solvent” has the meaning given such term in Section 5.12 of this Agreement.

“Subordinated Debt” means Indebtedness (i) approved by Lenders, and (ii) where the holder’s right to payment of such Indebtedness, the priority of any Lien securing the same, and the rights of the holder thereof to enforce remedies against Borrower following default have been made subordinate to the Liens of Collateral Agent and Lenders and to the prior payment to Lenders of the Obligations, either (A) pursuant to a written subordination agreement approved by Lenders in their sole but reasonable discretion or (B) on terms otherwise approved by Lenders in their sole but reasonable discretion.

“Subsidiary” means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries.

“Transfer” has the meaning given such term in Section 7.4 of this Agreement.

“Warrant” means, as applicable, the Original Warrants or the Additional Warrants, and “Warrants” means all such Original Warrants and Additional Warrants collectively.

1.2 Construction.  References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated.  References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time (subject, in the case of clauses (b) and (c), to any restrictions on such replacement, amendment, modification or supplement set forth in the Loan Documents).  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive.  Unless the context requires otherwise, any reference in this Agreement or any other Loan Document to any Person shall be construed to include such Person’s successors and assigns.  Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, and all terms describing Collateral shall be construed in accordance with the Code. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.

2. Loans; Repayment.

2.1 Commitments.

(a) The Commitment Amounts.  Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Horizon agrees to lend to Borrower prior to the Loan A Commitment Termination Date, Loan A and prior to the Loan C Commitment Termination Date, Loan C, and Fortress agrees to lend to Borrower prior to the Loan B Commitment Termination Date, Loan B and prior to the Loan D Commitment Termination Date, Loan D.

(b) The Loans and the Notes. The obligation of Borrower to repay the unpaid principal amount of and interest on each Loan shall be evidenced by a Note issued to the relevant Lender.

(c) Use of Proceeds.  The proceeds of each Loan shall be used solely for working capital or general corporate purposes of Borrower.

(d) Termination of Commitment to Lend.  Notwithstanding anything in the Loan Documents to the contrary, each respective Lender’s obligation to lend the undisbursed portion of its Commitment Amount to Borrower hereunder shall terminate on the earlier of (i) at such Lender’s sole election, the occurrence of any Event of Default hereunder, and (ii) with respect to Loan A, the Loan A Commitment Termination Date, with respect to Loan B, the Loan B Commitment Termination Date, with respect to Loan C, the Loan C Commitment Termination Date and with respect to Loan D, the Loan D Commitment Termination Date.  Notwithstanding the foregoing, each Lender’s obligation to lend the undisbursed portion of its Commitment Amount to Borrower shall terminate if, in such Lender’s sole discretion, there has been a material adverse change in the general affairs, management, results of operations, condition (financial or otherwise) or prospects of Borrower, whether or not arising from transactions in the ordinary course of business, or there has been any material adverse deviation by Borrower from the business plan of Borrower presented to Lenders on or before the date of this Agreement.

2.2 Payments.

(a) Scheduled Payments.  Borrower shall make (i) a payment of accrued interest only to each applicable Lender on the outstanding principal amount of such Lender’s Loan on the first eighteen (18) Payment Dates specified in the Note applicable to such Loan and (ii) an equal payment of principal plus accrued interest to each applicable Lender on the outstanding principal amount of such Lender’s Loan on the next thirty (30) Payment Dates as set forth in the Note applicable to such Loan (collectively, the “Scheduled Payments”).  Borrower shall make such Scheduled Payments commencing on the date set forth in the Note applicable to such Loan and continuing thereafter on the first Business Day of each calendar month (each a “Payment Date”) through the Maturity Date applicable to such Loan.  In any event, all unpaid principal and accrued interest shall be due and payable in full on the Maturity Date applicable to such Loan.

(b) Interim Payment.  Unless the Funding Date for a Loan is the first day of a calendar month, Borrower shall pay the per diem interest (accruing at the Loan Rate from the Funding Date through the last day of that month) payable with respect to such Loan on the first Business Day of the next calendar month.

(c) Payment of Interest.  Borrower shall pay interest on each Loan at a per annum rate of interest equal to the Loan Rate.  The Loan Rate shall initially be calculated using the LIBOR Rate reported in the Wall Street Journal on the date which is five (5) Business Days prior to the proposed date of disbursement of the applicable Loan, but shall thereafter be calculated for each calendar month using the LIBOR Rate reported in the Wall Street Journal on the first calendar day of such month, provided, however, that if the first calendar day of any month is not a Business Day, the Loan Rate shall be calculated using the LIBOR Rate reported in the Wall Street Journal on the Business Day immediately preceding the first calendar day of such month. Interest (including interest at the Default Rate, if applicable) shall be computed on the basis of a 360-day year for the actual number of days elapsed. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(d) Application of Payments.  All payments received by Lenders prior to an Event of Default shall be applied as follows:  (i) first, to each Lender’s pro rata portion of the Lenders’ Expenses then due and owing; and (ii) second, ratably, to all Scheduled Payments then due and owing (provided, however, if such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amounts then due).  After an Event of Default, all payments and application of proceeds shall be made as set forth in Section 9.7.

(e) Late Payment Fee.  Borrower shall pay to each Lender a late payment fee equal to six percent (6%) of any Scheduled Payment not paid when due to such Lender.

(f)  Default Rate.  Borrower shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by Borrower to Collateral Agent or any Lender under this Agreement or the other Loan Documents (including Scheduled Payments), payable with respect to any Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due.  If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by any Lender’s election), Borrower shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate.

(g) Final Payment.

(i) Loan A Final Payment. Borrower shall pay to Horizon a payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Loan A Final Payment”) upon the earliest of (A) payment in full of the principal balance of Loan A, (B) an Event of Default and demand by the applicable Lender of payment in full of Loan A or (C) the Maturity Date applicable to Loan A, as applicable.

(ii)  Loan B Final Payment. Borrower shall pay to Fortress a payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Loan B Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan B, (B) an Event of Default and demand by the applicable Lender of payment in full of Loan B or (C) the Maturity Date applicable to Loan B, as applicable.

(iii) Loan C Final Payment. Borrower shall pay to Horizon a payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Loan C Final Payment”) upon the earliest of (A) payment in full of the principal balance of Loan C, (B) an Event of Default and demand by the applicable Lender of payment in full of Loan C or (C) the Maturity Date applicable to Loan C, as applicable.

(iv) Loan D Final Payment. Borrower shall pay to Fortress a payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Loan D Final Payment”) upon the earlier of (A) payment in full of the principal balance of Loan D, (B) an Event of Default and demand by the applicable Lender of payment in full of Loan D or (C) the Maturity Date applicable to Loan D, as applicable.

2.3 Prepayments.

(a) Mandatory Prepayment Upon an Acceleration.  If the Loans are accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a) hereof, then Borrower, in addition to any other amounts which may be due and owing hereunder, shall immediately pay to Lenders the amount set forth in Section 2.3(b) below, as if Borrower had opted to prepay on the date of such acceleration.

(b) Optional Prepayment.  Upon ten (10) Business Days’ prior written notice to Lenders, Borrower may, at its option, at any time, prepay all (and not less than all) of the outstanding Loans by simultaneously paying to each Lender an amount equal to: (A) any accrued and unpaid interest on the outstanding principal balance of its Loans being prepaid; plus (B) an amount equal to (1) if such Loans are prepaid on or before the date that is eighteen (18) months from the Funding Date thereof, three percent (3%) of the then outstanding principal balance of such Loan, or (2) if such Loans are prepaid more than eighteen (18) months from the Funding Date thereof but on or before the date that is thirty (30) months from such Funding Date, one percent (1%) of the then outstanding principal balance of such Loan; plus (C) the outstanding principal balance of such Loan; plus (D) all other sums, if any, that shall have become due and payable hereunder.

2.4 Other Payment Terms.

(a) Place and Manner.  Borrower shall make all payments due to Lenders in lawful money of the United States.  All payments of principal, interest, fees and other amounts payable by Borrower hereunder shall be made, in immediately available funds, not later than 10:00 a.m. New York time, on the date on which such payment is due.  Borrower shall make such payments to each Lender via wire transfer or ACH as instructed by such Lender from time to time.

(b) Date.  Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) Taxes.

(i) Unless otherwise required under applicable law, any and all payments made hereunder or under the Notes shall be made free and clear of and without deduction for any taxes; provided that if Borrower shall be required to deduct any taxes from such payments, then (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4(c)) the relevant Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrower shall make such deductions and (C) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(ii) Borrower shall indemnify each Lender, within 10 days after written demand therefor, for the full amount of any taxes imposed or asserted directly on such Lender by any Governmental Authority on or attributable to amounts payable under this Agreement solely as a result of such Lender entering into this Agreement to the extent such taxes are paid by such Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that such indemnified taxes shall not include income or franchise taxes imposed on (or measured by) such Lender’s net income by the jurisdiction, or any political subdivision thereof or taxing authority therein, under the laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.

(iii) As soon as practicable after any payment of taxes by Borrower hereunder to a Governmental Authority, Borrower shall deliver to Lenders the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lenders.

(iv) If any Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, such Lender shall deliver to Borrower, as reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(v) If a Lender receives a refund in respect of taxes paid by Borrower pursuant to this Section 2.4(c), which in the sole discretion of such Lender exercised in good faith is allocable to such payment, it shall promptly pay such refund, together with any other amounts paid by Borrower in connection with such refunded taxes, to Borrower, net of all reasonable out-of-pocket expenses (including any taxes to which such Lender has become subject as a result of its receipt of such refund) of such Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the applicable Lender, shall repay to such Lender amounts paid over pursuant to the preceding clause (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (v), in no event will any Lender be required to pay any amount to Borrower pursuant to this paragraph (v) the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

2.5 Procedure for Making the Loans.

(a) Notice.  Borrower shall notify each Lender of the date on which Borrower desires a Lender to make any Loan at least five (5) Business Days in advance of the desired Funding Date, unless the relevant Lender elects at its sole discretion to allow the Funding Date for a Loan to be made by such Lender to be within five (5) Business Days of Borrower’s notice.  Borrower’s execution and delivery to Lenders of one or more Notes in respect of a Loan shall be Borrower’s agreement to the terms and calculations thereunder with respect to such Loan.  Each Lender’s obligation to make any Loan shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

(b) Loan Rate Calculation.  Prior to each Funding Date for any Loan, Lenders shall establish the Loan Rate with respect to such Loan, which shall be set forth in the Note to be executed by Borrower with respect to such Loan and shall be conclusive in the absence of a manifest error.

(c) Disbursement. Lenders shall disburse the proceeds of each Loan by wire transfer to Borrower at the account specified in the Funding Certificate for such Loan.

2.6 Good Faith Deposit; Legal and Closing Expenses; and Commitment Fee.

(a) Good Faith Deposit.

(i) Original Good Faith Deposit. Borrower, in connection with the making of Loan A and Loan B, delivered to Horizon a good faith deposit in the amount of Thirty Thousand Dollars ($30,000) (the “Original Good Faith Deposit”).  The Good Faith Deposit paid to Horizon was credited to the Original Commitment Fee payable to Lenders.

(ii) Additional Good Faith Deposit. Borrower has delivered to Horizon a good faith deposit in the amount of Thirty Thousand Dollars ($30,000) (the “Additional Good Faith Deposit”, and together with the Original Good Faith Deposit, the “Good Faith Deposit”).  The Additional Good Faith Deposit paid to Horizon will be credited to the Additional Commitment Fee payable to Lenders. If the Funding Date of Loan C and Loan D does not occur, Lenders shall retain the Additional Good Faith Deposit as compensation for their time, expenses and opportunity cost.

(b) Legal, Due Diligence and Documentation Expenses.

(i) Original Loan Agreement. Concurrently with its execution and delivery of the Original Loan Agreement, Borrower reimbursed Lenders for the reasonable legal, due diligence and documentation expenses incurred by Lenders in connection with the negotiation and documentation of the Original Loan Agreement and the Loan Documents in the amount of Thirty Thousand Dollars ($30,000).

(ii) This Agreement. Concurrently with its execution and delivery of this Agreement, Borrower shall reimburse Lenders for the reasonable legal, due diligence and documentation expenses incurred by Lenders in connection with the negotiation and documentation of this Agreement and the Loan Documents; provided that such reimbursement obligation shall not exceed Thirty Thousand Dollars ($30,000) without Borrower’s written consent.

(c) Commitment Fee.

(i) Original Commitment Fee. Borrower, concurrently with its execution and delivery of the Original Loan Agreement, paid a commitment fee to Horizon in the amount of Fifty Thousand Dollars ($50,000) and a commitment fee to Fortress in the amount of Fifty Thousand Dollars ($50,000) (collectively, the “Original Commitment Fee”).  The Original Commitment Fee was retained by the applicable Lender and deemed fully earned upon receipt.

(ii) Additional Commitment Fee. Borrower shall, concurrently with its execution and delivery of this Agreement, pay a commitment fee to Horizon in the amount of Fifty Thousand Dollars ($50,000) and a commitment fee to Fortress in the amount of Fifty Thousand Dollars ($50,000) (collectively, the “Additional Commitment Fee”, and together with the Original Commitment Fee, the “Commitment Fee”).  The Additional Commitment Fee shall be retained by the applicable Lender and be deemed fully earned upon receipt.

3. Conditions of Loan.

3.1 Conditions Precedent to Closing.  At the time of the execution and delivery of this Agreement, each Lender shall have received, in form and substance reasonably satisfactory to such Lender, all of the following (unless all Lenders have agreed to waive such condition or document, in which case such condition or document shall be a condition precedent to the making of any Loan and shall be deemed added to Section 3.2):

(a) Loan Agreement. This Agreement duly executed by Borrower, Collateral Agent and Lenders.

(b) Additional Warrants. The Additional Warrants duly executed by Borrower.

(c) Secretary’s Certificate. A certificate of the secretary or assistant secretary of Borrower, dated as of the date hereof, with copies of the following documents attached:  (i) the certificate of incorporation and bylaws (or equivalent documents) of Borrower certified by Borrower as being complete and in full force and effect on the date thereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

(d) Good Standing Certificates.  A good standing certificate from Borrower’s state of organization and the state in which Borrower’s principal place of business is located, each dated as of a date no earlier than thirty (30) days prior to the date hereof.

(e) Certificate of Insurance.  Evidence of the insurance coverage required by Section 6.8 of this Agreement.

(f) Consents.  All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrants and the other Loan Documents.

(g) Legal Opinion.  A legal opinion of Borrower’s counsel, dated as of the date hereof, covering the matters set forth in Exhibit D hereto.

(h) Account Control Agreements.  Account Control Agreements for all of Borrower’s deposit accounts and securities accounts (except as permitted under Section 7.13 of this Agreement) duly executed by all of the parties thereto.

(i) Fees and Expenses.  Payment of all fees and expenses then due hereunder or under any other Loan Document.

(j) Other Documents. Such other documents and completion of such other matters, as any Lender may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to Making Loan A and Loan B. The obligation of the applicable Lender to make Loan A or Loan B was further subject to satisfaction of the following conditions as of the applicable Funding Date:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Landlord Agreements. Borrower shall have provided Lenders with a Landlord Agreement for each location where Borrower’s books and records and the Collateral (other than (i) clinical trial materials, (ii) laptops and similar equipment maintained by Borrower’s employees, (iii) research materials maintained at contract research and storage facilities, and (iv) other Collateral with an aggregate value of not more than $100,000) is located (unless Borrower is the fee owner thereof).

(c) Note. Borrower shall have duly executed and delivered a Note in the amount of Loan A to Horizon, and a Note in the amount of Loan B to Fortress.

(d) UCC Financing Statements.  Lenders shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements and UCC financing statement searches, as any Lender shall reasonably request to evidence the perfection and priority of the security interests granted to Collateral Agent and each Lender pursuant to Section 4. Borrower authorizes Collateral Agent and each Lender to file any UCC financing statements, continuations of or amendments to UCC financing statements they deem necessary to perfect its security interest in the Collateral.

(e) Funding Certificate.  Borrower shall have duly executed and delivered to Lenders a Funding Certificate for such Loans.

(f) Sale of Equity Securities. Borrower shall have provided Lenders with evidence reasonably satisfactory to Lenders that, on or after November 15, 2014, Borrower has received net cash proceeds of not less than Seventeen Million Five Hundred Thousand Dollars ($17,500,000) as a result of Borrower’s sale of Equity Securities.

(g) Representations and Warranties.  The representations and warranties made by Borrower in Section 5 and in the other Loan Documents shall be true and correct in all material respects (except for any representation and warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) as of such Funding Date (except for any representations and warranties that specifically relate to a prior date, which shall be true and correct in all material respects as of such earlier date).

(h) Other Documents.  Borrower shall have provided Lenders with such other documents and completion of such other matters, as any Lender may reasonably deem necessary or appropriate.

For the avoidance of doubt, the Lenders acknowledge that the conditions described in this Section 3.2 were satisfied as of the applicable Funding Date of Loan A and Loan B.

3.3 Conditions Precedent to Making Loan C and Loan D. The obligation of the applicable Lender to make Loan C or Loan D is further subject to satisfaction of the following conditions as of the applicable Funding Date:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Note. Borrower shall have duly executed and delivered a Note in the amount of Loan C to Horizon, and a Note in the amount of Loan D to Fortress.

(c) Funding Certificate.  Borrower shall have duly executed and delivered to Lenders a Funding Certificate for such Loans.

(d) Sale of Equity Securities. Borrower shall have provided Lenders with evidence reasonably satisfactory to Lenders that, on or after June 15, 2015, Borrower has received net cash proceeds of not less than Seventeen Million Five Hundred Thousand Dollars ($17,500,000) as a result of Borrower’s sale of Equity Securities.

(e) Representations and Warranties.  The representations and warranties made by Borrower in Section 5 and in the other Loan Documents shall be true and correct in all material respects (except for any representation and warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) as of such Funding Date (except for any representations and warranties that specifically relate to a prior date, which shall be true and correct in all material respects as of such earlier date).

(f) Other Documents.  Borrower shall have provided Lenders with such other documents and completion of such other matters, as any Lender may reasonably deem necessary or appropriate.

3.4 Covenant to Deliver

.  Borrower agrees (not as a condition but as a covenant) to deliver to Lenders each item required to be delivered to Lenders as a condition to each Loan, if such Loan is advanced.  Borrower expressly agrees that the extension of any Loan prior to the receipt by a Lender of any such item shall not constitute a waiver by such Lender of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in each Lender’s sole discretion.

4. Creation of Security Interest.

4.1 Grant of Security Interests.  Borrower grants to Collateral Agent and each Lender a valid, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents (other than the Warrants). The “Collateral” shall mean and include all right, title, interest, claims and demands of Borrower in the following:

(a) All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b) All inventory now owned or hereafter acquired, including all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s books relating to any of the foregoing;

(c) All contract rights and general intangibles (in each case, except to the extent included within the definition of Intellectual Property), now owned or hereafter acquired, including goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books relating to any of the foregoing;

(e) All documents, cash, deposit accounts, letters of credit and letters of credit rights (whether or not the letter of credit is evidenced by a writing) and other supporting obligations, certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Borrower’s books relating to the foregoing; and

(f) To the extent not covered by clauses (a) through (e), all other personal property of the Borrower, whether tangible or intangible, and any and all rights and interests in any of the above and the foregoing and, any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property to the extent such proceeds no longer constitute Intellectual Property.

Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property; provided, however, that the Collateral shall include all accounts receivables, accounts, and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).  Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment.

4.2 After-Acquired Property.  If Borrower shall at any time acquire a commercial tort claim, as defined in the Code, with a value in excess of Fifty Thousand Dollars ($50,000), Borrower shall immediately notify Collateral Agent and Lenders in writing signed by Borrower of the brief details thereof and, upon request of Collateral Agent, grant to Collateral Agent and each Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Collateral Agent.

4.3 Duration of Security Interest.  Collateral Agent’s and each Lender’s security interest in the Collateral shall continue until the indefeasible payment in full and the satisfaction of all Obligations, and termination of each Lender’s commitment to fund the Loans, whereupon such security interest shall terminate.  Collateral Agent and each Lender shall, at Borrower’s sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly authorizing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.4 Location and Possession of Collateral.  The Collateral (other than (i) clinical trial materials, (ii) laptops and similar equipment maintained by Borrower’s employees, (iii) research materials maintained at contract research and storage facilities, and (iv) other Collateral with an aggregate value of not more than $100,000) is and shall remain in the possession of Borrower at its location listed on the cover page hereof or as set forth in the Disclosure Schedule or at such other location(s) as to which Borrower has provided written notice to Collateral Agent.  Borrower shall remain in full possession, enjoyment and control of the Collateral (other than (i) clinical trial materials, (ii) laptops and similar equipment maintained by Borrower’s employees, (iii) research materials maintained at contract research and storage facilities, and (iv) other Collateral with an aggregate value of not more than $100,000, and otherwise, except only as may be required by Collateral Agent for perfection of the security interests therein created hereunder and as otherwise permitted under this Agreement) and so long as no Event of Default has occurred, shall be entitled to manage, operate, dispose of and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.

4.5 Delivery of Additional Documentation Required.  Borrower shall from time to time execute and deliver to Collateral Agent and Lenders, at the request of Collateral Agent, all financing statements and other documents Collateral Agent may reasonably request, in form reasonably satisfactory to Collateral Agent and Lenders, to perfect and continue Collateral Agent’s and Lenders’ perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

4.6 Right to Inspect.  Collateral Agent and each Lender (through any of their officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect the books and records of Borrower and Subsidiaries and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral; provided that prior to an Event of Default, Collateral Agent and Lenders shall make such inspections, in the aggregate, not more than twice in any calendar year.

4.7 Protection of Intellectual Property.  Borrower shall:

(a) protect, defend and maintain the validity and enforceability of its Intellectual Property material to Borrower’s business (as determined by Borrower in its reasonable judgment) and promptly advise Collateral Agent in writing of material infringements;

(b) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without each Lender’s written consent, which consent shall not be unreasonably withheld or delayed;

(c)  provide written notice to the Collateral Agent within ten (10) days after entering into or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public); and

(d) take such commercially reasonable steps as Collateral Agent requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Collateral Agent and Lenders to have a security interest in it that otherwise could reasonably be expected to be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Collateral Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with the Collateral Agent’s or Lenders’ rights and remedies under this Agreement and the other Loan Documents.

5. Representations and Warranties.  Except as set forth in the Disclosure Schedule, Borrower represents and warrants as follows:

5.1 Organization and Qualification.  Each of Borrower and its Subsidiaries is a corporation duly organized and validly existing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any jurisdiction in which the conduct of its business or its ownership of Property requires that it be so qualified and licensed or in which the Collateral is located, except for such states as to which any failure to so qualify would not have a Material Adverse Effect.

5.2 Authority.  Borrower has all necessary power and authority to execute, deliver, and perform its obligations in accordance with the terms thereof, the Loan Documents to which it is a party.  Borrower and Subsidiaries have all requisite power and authority to own and operate their Property and to carry on their businesses as now conducted. Borrower and Subsidiaries have obtained all licenses, permits, approvals and other authorizations necessary for the operation of their business.

5.3 Conflict with Other Instruments, etc.

  Neither the execution and delivery of any Loan Document to which Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will result in a breach of any of the terms, conditions or provisions of the certificate of incorporation, the by-laws, or any other organizational documents of Borrower or violate in any material respect any law or any regulation, order, writ, injunction or decree of any court or Governmental Authority by which Borrower or any Subsidiary or any of their respective property or assets may be bound or affected or, except with respect to certain rights under the 2012 Securities Purchase Agreement, the 2014 Securities Purchase Agreement and the warrants issued thereunder which have been waived in writing by the purchasers party to such 2012 Securities Purchase Agreement and the 2014 Securities Purchase Agreement, as applicable, result in a breach of any of the terms, conditions or provisions of any material agreement or instrument to which Borrower is a party or by which it or any of its Property is bound or to which it or any of its Property is subject or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

5.4 Authorization; Enforceability.  The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurrence of the Loans, the execution and delivery of the other Loan Documents to which Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of Borrower.  No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, except for those which have been made or obtained and are in full force and effect, was or will be necessary to (a) the valid execution and delivery of any Loan Document to which Borrower is a party, (b) the performance of Borrower’s obligations under any Loan Document or (c) the granting of the security interest in the Collateral, except for filings in connection with the perfection of the security interest in any of the Collateral or the issuance of the Warrants.  The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5 No Prior Encumbrances.  Borrower has good and marketable title to the Collateral, free and clear of Liens except for Permitted Liens. Borrower has good title and ownership of, or is licensed under, all of Borrower’s current Intellectual Property. Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) Permitted Licenses, (b) over-the-counter software that is commercially available to the public and (c) material Intellectual Property licensed to Borrower (other than over-the-counter software) and noted on the Disclosure Schedule.  Each patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  Except as noted on the Disclosure Schedule, Borrower is not a party to, nor is it bound by, any Restricted License.  Borrower has not received any communications alleging that Borrower has violated, or by conducting its business as proposed, would violate any proprietary rights of any other Person, in each case that could reasonably be expected to have a Material Adverse Effect. Borrower has no knowledge of any infringement or violation by it of the intellectual property rights of any third party and has no knowledge of any violation or infringement by a third party of any of its Intellectual Property.  The Collateral and the Intellectual Property constitute substantially all of the assets and property of Borrower, and Borrower owns all Intellectual Property associated with the business of Borrower and Subsidiaries, free and clear of any Liens other than Permitted Liens.

5.6 Security Interest.  The provisions of this Agreement create legal and valid security interests in the Collateral in favor of the Collateral Agent and each Lender, and assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, such the security interests (a) constitute and will continue to constitute first priority security interests (except to the extent any Permitted Liens may have a superior priority to Collateral Agent’s and Lenders’ Lien under this Agreement) and (b) are and will continue to be superior and prior to the rights of all other creditors of Borrower (except to the extent of such Permitted Liens).

5.7 Name; Location of Chief Executive Office, Principal Place of Business and Collateral.  Within the last five (5) years, Borrower has not done business under any name other than that specified on the signature page hereof.  Borrower’s jurisdiction of incorporation is as set forth on the cover page of this Agreement and Borrower’s chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral are presently located in the state and at the address set forth on the cover page of this Agreement.  The Collateral is located at the address set forth on the cover page hereof, as set forth in the Disclosure Schedule or at such locations as permitted under Section 7.2.

5.8 Litigation.  There are no actions or proceedings pending by or against Borrower or any Subsidiary before any court, arbitral tribunal, regulatory organization, administrative agency or similar body in which there is a reasonable likelihood of an adverse decision that could reasonably be expected to have a Material Adverse Effect.  Borrower does not have knowledge of any such threatened actions or proceedings.

5.9 Financial Statements. All financial statements relating to Borrower or any Subsidiary that have been delivered by Borrower to Collateral Agent or a Lender present fairly in all material respects Borrower’s Consolidated financial condition as of the date thereof and Borrower’s Consolidated results of operations for the period then ended.

5.10 No Material Adverse Effect.  No event has occurred and no condition exists which could reasonably be expected to have a Material Adverse Effect since June 30, 2014.

5.11 Full Disclosure.  No written representation, warranty or other statement made by Borrower in any Loan Document (including the Disclosure Schedule), certificate or written statement (other than projections, forward-looking statements and other information of a general economic or industry nature, which projections, forward-looking statements and other information of a general economic or industry nature have been prepared by Borrower in good faith based upon assumptions believed by Borrower to be reasonable at the time) furnished to Collateral Agent or any Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements, in light of the circumstances under which they were made, not misleading.

5.12 Solvency, Etc. Borrower is Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, Borrower will be Solvent.  “Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

5.13 Subsidiaries. Borrower has no Subsidiaries other than RhoMed Incorporated, a New Mexico corporation.

5.14 Catastrophic Events; Labor Disputes. None of Borrower, any Subsidiary or any of their respective Property is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that could reasonably be expected to have a  Material Adverse Effect.  There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower or any Subsidiary is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of Borrower, jurisdictional disputes or organizing activity occurring or threatened, in each case, which could reasonably be expected to have a  Material Adverse Effect.

5.15 Certain Agreements of Officers, Employees and Consultants.

(a) No Violation. To the knowledge of Borrower, no officer, employee or consultant of Borrower is, or is now expected to be, in violation of any term of any employment contract, proprietary information agreement, nondisclosure agreement, noncompetition agreement or any other contract or agreement or any restrictive covenant relating to the right of any such officer, employee or consultant to be employed by Borrower because of the nature of the business conducted or to be conducted by Borrower or relating to the use of trade secrets or proprietary information of others, in each case that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and to Borrower’s knowledge, the continued employment of Borrower’s officers, employees and consultants does not subject Borrower to any liability for any claim or claims arising out of or in connection with any such contract, agreement, or covenant, in each case that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) No Present Intention to Terminate. To the knowledge of Borrower, no officer of Borrower, and no employee or consultant of Borrower whose termination, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, has any present intention of terminating his or her employment or consulting relationship with Borrower.

5.16 No Plan Assets.  Neither Borrower nor any Subsidiary is an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower or any Subsidiary constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.  In addition, (a) neither Borrower nor any Subsidiary is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower or any Subsidiary are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

5.17  Sanctions.  None of Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any director, officer, employee, agent or Affiliate of Borrower or any of its Subsidiaries, is a Person that is, or is owned or controlled by Persons that are, (b) the subject of any Sanctions or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.  To the best of Borrower’s knowledge, as of the date hereof and at all times throughout the term of this Agreement, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, none of the funds of Borrower or any Subsidiary have been (or will be) derived from any unlawful activity with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law or the Loans are in violation of applicable law.

5.18 Regulatory Compliance. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.  Neither Borrower nor any Subsidiary is an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940.  Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no proceeds of any Loan will be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.19 Payment of Taxes.  All federal and other material tax returns, reports and statements (including any attachments thereto or amendments thereof) of Borrower and its Subsidiaries filed or required to be filed by any of them have been timely filed (or extensions have been obtained and such extensions have not expired) and all taxes shown on such tax returns or otherwise due and payable and all material assessments, fees and other governmental charges upon Borrower, its Subsidiaries and their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except for the payment of any such taxes, assessments, fees and other governmental charges which are being diligently contested by Borrower or such Subsidiary in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP.  To the knowledge of Borrower, no tax return of Borrower or any Subsidiary is currently under an audit or examination, and Borrower has not received written notice of any proposed audit or examination, in each case, where a material amount of tax is at issue.  Borrower is not an “S corporation” within the meaning of Section 1361(a)(1) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

6. Affirmative Covenants.  Borrower, until the full and complete payment of the Obligations, covenants and agrees that:

6.1 Good Standing.  Borrower shall maintain, and, expect as permitted under Section 7.6 of this Agreement, cause each of its Subsidiaries to maintain, its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.  Borrower shall maintain, and cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2 Government Compliance.  Borrower shall comply, and cause each of its Subsidiaries to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates.  Borrower shall deliver to each Lender promptly as they are available and in any event: (a) at the time of filing of Borrower’s Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of Borrower (and in any event, within ninety (90) days following the end of each fiscal year of Borrower), the financial statements of Borrower filed or required to be filed with such Form 10-K; and (b) at the time of filing of Borrower’s Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of each fiscal year of Borrower (and in any event, within forty-five (45) days following the end of each of the first three fiscal quarters of each fiscal year of Borrower), the Consolidated financial statements of Borrower filed or required to be filed with such Form 10-Q.  In addition, Borrower shall deliver to each Lender (i) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders, (ii) such other financial information as any Lender may reasonably request from time to time, (iii) promptly upon receipt of written notice thereof, a report of any material legal actions filed or commenced against Borrower or any Subsidiary or the commencement of any action, proceeding or governmental investigation involving Borrower or any Subsidiary, in each case, that is reasonably expected to result in damages or costs to Borrower of One Hundred Thousand Dollars ($100,000) or more and (iv) no later than five (5) Business Days prior to the entry by Borrower into a Permitted License with regard to Borrower’s rights to bremelanotide for use in the United States, a copy of the final Permitted License or substantially final draft of the Permitted License to be entered into by Borrower, whichever is available. Borrower shall immediately notify each Lender if Borrower has knowledge that Borrower, any of its Subsidiaries, or any director, officer, employee, agent or Affiliate of Borrower or any of its Subsidiaries becomes the subject or target of any Sanctions or (1) is convicted on, (2) pleads nolo contendere to, (3) is indicted on or (4) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  The items specified in Sections 6.3(a) and 6.3(b) shall be deemed delivered upon posting with EDGAR or posting the items or a link thereto on Borrower’s website.

6.4 Certificates of Compliance.  Each time financial statements are furnished pursuant to Section 6.3 above, Borrower shall deliver to each Lender an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit E hereto.

6.5 Notice of Defaults.  As soon as possible, and in any event within five (5) Business Days after the discovery of a Default or an Event of Default, Borrower shall provide each Lender with an Officer’s Certificate setting forth the facts relating to or giving rise to such Default or Event of Default and the action which Borrower has taken, or proposes to take, with respect thereto.

6.6 Taxes.  Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Collateral Agent and Lenders, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Collateral Agent and Lenders with proof satisfactory to each Lender indicating that Borrower and each Subsidiary has made such payments or deposits; provided that Borrower need not make (or cause any Subsidiary to make) any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof  (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Borrower). In addition, Borrower shall not change its jurisdiction of residence for taxation purposes.

6.7 Use; Maintenance. Borrower shall keep and maintain all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in good operating condition and repair, ordinary wear and tear excepted, and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved.  Borrower shall not permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property of another Person, without the prior written consent of Collateral Agent.  Borrower shall not permit any such material item of Collateral to be operated or maintained in violation of any applicable law, statute, rule or regulation.  With respect to items of leased equipment (to the extent Collateral Agent and Lenders have any security interest in any residual Borrower’s interest in such equipment under the lease), Borrower shall keep, maintain, repair, replace and operate such leased equipment in accordance in all material respects with the terms of the applicable lease.

6.8 Insurance. Borrower shall keep its business and the Collateral insured for risks and in amounts customary for companies in Borrower’s industry and location, and as Collateral Agent may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent.  All property policies shall have a lender’s loss payable endorsement showing Collateral Agent and each Lender as an additional loss payee and all general liability policies shall show Collateral Agent and each Lender as an additional insured and all policies shall provide that the insurer must give Collateral Agent at least thirty (30) days’ notice before canceling its policy.  At Collateral Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any property policy shall, at Collateral Agent’s or any Lender’s option, be payable to Collateral Agent, for the benefit of Lenders, or to Lenders on account of the Obligations.  Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any property policy, toward the replacement or repair of destroyed or damaged property; provided that (a) any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent and Lenders have been granted a first priority security interest and (b) after the occurrence and during the continuation of an Event of Default all proceeds payable under such property policy shall, at the option of Collateral Agent or any Lender, be payable to Collateral Agent, for the benefit of Lenders, or to Lenders on account of the Obligations.  If Borrower fails to obtain insurance as required under Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Collateral Agent, Collateral Agent may make all or part of such payment or obtain such insurance policies required in Section 6.8, and take any action under the policies Collateral Agent deems prudent. On or prior to the first Funding Date and prior to each policy renewal, Borrower shall furnish to Collateral Agent certificates of insurance or other evidence reasonably satisfactory to Collateral Agent that insurance complying with all of the above requirements is in effect.

6.9 Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Collateral Agent or any Lender to make effective the purposes of this Agreement, including the continued perfection and priority of Collateral Agent’s and Lenders’ security interest in the Collateral.

6.10  Subsidiaries. Borrower, upon any Lender’s request, shall cause any Subsidiary to provide Lenders and Collateral Agent with a guaranty of the Obligations and a security interest in such Subsidiary’s assets to secure such guaranty, in each case on terms reasonably satisfactory to Collateral Agent and each Lender.

6.11 Keeping of Books.  Borrower shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Borrower and its Subsidiaries in accordance with GAAP.

7. Negative Covenants.  Borrower, until the full and complete payment of the Obligations, covenants and agrees that Borrower shall not:

7.1 Chief Executive Office.  Change its name, jurisdiction of incorporation, chief executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without thirty (30) days’ prior written notice to Collateral Agent.

7.2 Collateral Control.  Subject to Borrower’s rights under Sections 4.4 and 7.4, remove any items of Collateral (other than (i) clinical trial materials, (ii) laptops and similar equipment maintained by Borrower’s employees, (iii) research materials maintained at contract research and storage facilities, and (iv) other Collateral with an aggregate value of not more than $100,000) from Borrower’s facility located at the address set forth on the cover page hereof or as set forth on the Disclosure Schedule, without thirty (30) days’ prior written notice to Collateral Agent.

7.3 Liens.  Create, incur, allow or suffer, or permit any Subsidiary to create, incur, allow or suffer, any Lien on any of its property, or assign or convey any right to receive income, including the sale of any accounts, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens that are permitted by the terms of this Agreement or by operation of law to have priority to Collateral Agent’s and Lenders’ Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the benefit of Lenders, or Lenders) with any Person which prohibits Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except (a) as otherwise permitted in Section 7.4 hereof and (b) as set forth in the definition of “Permitted Liens” herein.

7.4 Other Dispositions of Collateral.  Convey, sell, lease or otherwise dispose of, or permit any Subsidiary to convey, sell, lease or otherwise dispose of, all or any part of the Collateral to any Person (collectively, a “Transfer”), except for: (a) Transfers of inventory in the ordinary course of business; (b) Transfers of worn-out or obsolete equipment made in the ordinary course of business; (c) Transfers pursuant to Permitted Licenses; (d) sales of assets consented to by Lender; (e) Transfers by a Subsidiary of any or all of its business, property or assets to Borrower; (f) Transfers in connection with transactions permitted by Sections 7.5, 7.6 and 7.8; (g) Transfers of cash or cash equivalents for uses not prohibited by the terms of this Agreement; (h) Liens permitted by Section 7.3; (i) disposition of Investments permitted by Section 7.11; (j) leases, subleases, licenses or sub-licenses of real or personal property granted by Borrower or any Subsidiary to others in the ordinary course of business not interfering in any material respect with the business of Borrower or such Subsidiary; (k) the lapse of registered patents, trademarks and other Intellectual Property of Borrower and its Subsidiaries to the extent not economically desirable in the conduct of their business and so long as such lapse is not materially adverse to the interest of Lenders; and (l) Transfers not otherwise permitted pursuant to this Section; provided that (i) at the time of such Transfer, no Default or Event of Default shall exist or would result from such Transfer, (ii) such Transfer is made for fair market value and the consideration received shall be no less than 75% in cash, and (iii) the aggregate book value of all property disposed of in reliance on this clause (l) shall not exceed $100,000 in any fiscal year of Borrower.

7.5 Distributions.  (a) Pay any dividends or make any distributions, or permit any Subsidiary to pay any dividends or make any distributions, on their respective Equity Securities (except dividends and distributions to Borrower); (b) purchase, redeem, retire, defease or otherwise acquire, or permit any Subsidiary to purchase, redeem, retire, defease or otherwise acquire, for value or make any payments or issuances with respect to or pursuant to any of their respective Equity Securities (other than (i) repurchases in connection with tax withholding obligations pursuant to the terms of now existing or hereafter adopted or amended employee stock purchase plans, employee restricted stock agreements, employee restricted stock unit agreements or similar arrangements in an amount not to exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year, (ii) other repurchases pursuant to the terms of now existing or hereafter adopted or amended employee stock purchase plans, employee restricted stock agreements, employee restricted stock unit agreements or similar arrangements in an amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year, or (iii) payments made to repurchase fractional shares following exercise of warrants; (c) return, or permit any Subsidiary to return, any capital to any holder of its Equity Securities as such (except to Borrower); (d) make, or permit any Subsidiary to make, any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such (except to Borrower); or (e) set apart any sum for any such purpose; provided, however, Borrower may pay dividends payable solely in Borrower’s common stock.

7.6 Mergers or Acquisitions.  Merge or consolidate, or permit any Subsidiary to merge or consolidate, with or into any other Person or acquire, or permit any Subsidiary to acquire, all or substantially all of the capital stock or assets of another Person; provided that (a) any Subsidiary may merge into another Subsidiary and (b) any Subsidiary may merge into Borrower so long as Borrower is the surviving entity.

7.7 Change in Business.  Engage, or permit any Subsidiary to engage, in any business other than the businesses currently engaged in by Borrower or such Subsidiary, as applicable, or reasonably related thereto.

7.8 Transactions With Affiliates; Creation of Subsidiaries. (a) Enter, or permit any Subsidiary to enter, into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except (i) upon terms at least as favorable to Borrower or such Subsidiary, as applicable, as an arms-length transaction with Persons who are not Affiliates of Borrower, (ii) transactions between or among Borrower and its Subsidiaries not involving any other Affiliate of Borrower or between or among Subsidiaries not involving any other Affiliate of Borrower, (iii) any transaction permitted by Section 7.5, (iv) employment or consulting arrangements (including arrangements made with respect to indemnification, bonuses, directors fees and expense reimbursement, severance and employee benefit arrangements) entered into in the ordinary course of Borrower’s business upon terms at least as favorable to Borrower as an arms-length transaction with Persons who are not Affiliates of Borrower, including, without limitation, issuances of Equity Securities, long term incentive compensation plans, restricted stock agreements, restricted stock unit agreements, stock option agreements, warrants and other similar arrangements, and (v) pursuant to the 2012 Securities Purchase Agreement or the 2014 Securities Purchase Agreement, in each case as in effect on the date hereof, or (b) create a Subsidiary without providing at least 10 Business Days’ advance notice thereof to Lenders and, if requested by Lenders, such Subsidiary guarantees the Obligations and grants a security interest in its assets (of substantially similar scope as the Collateral) to secure such guaranty, in each case on terms reasonably satisfactory to Collateral Agent and each Lender.

7.9 Indebtedness Payments. (a) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due or permitted to be prepaid under this Agreement) or capital lease obligations, (b) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or capital lease obligations so as to accelerate the scheduled repayment thereof or (c) repay any notes to officers, directors or shareholders.

7.10 Indebtedness.  Create, incur, assume or permit, or permit any Subsidiary to create, incur or permit, to exist any Indebtedness except Permitted Indebtedness.

7.11 Investments.  Make, or permit any Subsidiary to make, any Investment except for Permitted Investments.

7.12 Compliance.

(a) (i) Become, or permit any Subsidiary to become, an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; (ii) become, or permit any Subsidiary to become, subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money; or (iii) (A) fail, or permit any Subsidiary to fail, to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), or (B) permit, or permit any Subsidiary to permit, a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (iv) fail, or permit any Subsidiary to fail, to comply with the Federal Fair Labor Standards Act or violate any other applicable law or regulation, if the violation could reasonably be expected to have Material Adverse Effect.

(b) Lenders hereby notify Borrower that pursuant to the requirements of Anti-Terrorism Laws, and each Lender’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow such Lender to identify such party in accordance with Anti-Terrorism Laws.  Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would  result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as lender, underwriter, advisor, investor or otherwise).

7.13 Maintenance of Accounts.  (a) Maintain any deposit account or securities account except accounts with respect to which Collateral Agent and Lenders are able to take such actions as Lenders reasonably deem necessary to obtain a perfected security interest in such accounts through one or more Account Control Agreements and deposit accounts established solely as payroll and other zero balance accounts, provided, however, that any such payroll account over which Collateral Agent and Lenders do not maintain an Account Control Agreement shall not contain deposits in an amount exceeding one hundred five percent (105%) of the amount necessary to fund the Borrower’s payroll obligations for one payroll cycle or (b) grant or allow any other Person (other than Collateral Agent or Lenders) to perfect a security interest in, or enter into any agreements with any Persons (other than Collateral Agent or Lenders or the depositary bank pursuant to its customary terms) accomplishing perfection via control as to, any of its deposit accounts or securities accounts.

7.14 Negative Pledge Regarding Intellectual Property.  Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien of any kind upon any Intellectual Property or Transfer any Intellectual Property, whether now owned or hereafter acquired, other than non-exclusive licenses of Intellectual Property entered into in the ordinary course of business and any Permitted Licenses.

8. Events of Default.  Any one or more of the following events shall constitute an “Event of Default” by Borrower under this Agreement:

8.1 Failure to Pay.  If Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (a) any Scheduled Payment on the relevant Payment Date or on the relevant Maturity Date; or (b) any other portion of the Obligations within five (5) days after receipt of written notice from a Lender that such payment is due.

8.2 Certain Covenant Defaults.  If Borrower fails to perform any obligation arising under Sections 6.5 or 6.8 or violates any of the covenants contained in Section 7 of this Agreement.

8.3 Other Covenant Defaults.  If Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.15), in any of the other Loan Documents and Borrower has failed to cure such default within thirty (30) days after the occurrence of such default.  During this thirty (30) day period, the failure to cure the default is not an Event of Default.

8.4 Material Adverse Change.  A Material Adverse Effect has occurred.

8.5 Intentionally Omitted.

8.6 Seizure of Assets, Etc.  (a) If any material portion of Borrower’s or any Subsidiary’s assets (i) is attached, seized, subjected to a writ or distress warrant, or is levied upon or (ii) comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, (b) if Borrower or any Subsidiary is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, (c) if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s or any Subsidiary’s assets or (d) if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s or any Subsidiary’s assets by the United States Government, or any department agency or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower.

8.7 Service of Process.  (a) The service of process upon Collateral Agent or any Lender seeking to attach by a trustee or other process any funds of Borrower in excess of One Hundred Thousand Dollars ($100,000) on deposit or otherwise held by Collateral Agent or such Lender, (b) the delivery upon Collateral Agent or any Lender of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of Borrower in excess of One Hundred Thousand Dollars ($100,000) on deposit or otherwise held by Collateral Agent or such Lender or (c) the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining Borrower’s deposit accounts or accounts holding securities by any Person (other than Collateral Agent or a Lender) seeking to foreclose or attach any such accounts or securities.

8.8 Default on Indebtedness.  One or more defaults shall exist under any agreement by and between Borrower or any Subsidiary and any third party or parties which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000) or a default shall exist under any financing agreement with a Lender or any Lender’s Affiliates.

8.9 Judgments.  If a judgment or judgments for the payment of money (not acknowledged as fully covered by a reputable and financially sound insurer) in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) shall be rendered against Borrower or any Subsidiary and shall remain unsatisfied and unstayed for a period of ten (10) days or more.

8.10 Misrepresentations.  If any representation or warranty made or deemed made herein or in any other Loan Document or in any written statement, certification, or report made to Collateral Agent or any Lender by Borrower or any officer, employee, agent, or director of Borrower shall prove to have been incorrect or false in any material respect on or as of the date made or deemed made.

8.11 Breach of Warrant.  If Borrower shall breach any material term of any Warrant.

8.12 Unenforceable Loan Document.  If any Loan Document shall in any material respect cease to be, or Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable against Borrower or its Subsidiaries, to the extent parties thereto, in accordance with its terms.

8.13 Involuntary Insolvency Proceeding.   (a) If a proceeding shall have been instituted in a court having jurisdiction in the premises (i) seeking a decree or order for relief in respect of Borrower or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) for the appointment of a receiver, liquidator, administrator, assignee, custodian, trustee (or similar official) of Borrower or any Subsidiary or for any substantial part of its Property or (iii) for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or (b) such court shall enter a decree or order granting the relief sought in any such proceeding.

8.14 Voluntary Insolvency Proceeding.  If Borrower or any Subsidiary shall (a) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) consent to the entry of an order for relief in an involuntary case under any such law, (c) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or any Subsidiary or for any substantial part of its Property, (d) shall make a general assignment for the benefit of creditors, (e) shall fail generally to pay its debts as they become due or (f) take any corporate action in furtherance of any of the foregoing.

8.15 Change of Control.  If (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrative of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors of the Borrower on  a fully diluted basis (but subject to any ownership limitations), or (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

9. Lenders’ Rights and Remedies.

9.1 Rights and Remedies.  Upon the occurrence and continuation of any Event of Default, no Lender shall have any further obligation to advance money or extend credit to or for the benefit of Borrower.  In addition, upon the occurrence of an Event of Default, Collateral Agent and each Lender shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Collateral Agent, on behalf of Lenders, or any Lender (acting alone) may, at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Acceleration of Obligations.  Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loans had been voluntarily prepaid, (iii) the unpaid principal balance of the Loans and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.13 or 8.14 all Obligations shall become immediately due and payable without any action by Collateral Agent or any Lender);

(b) Protection of Collateral.  Make such payments and do such acts as Collateral Agent or such Lender considers necessary or reasonable to protect Collateral Agent’s and Lenders’ security interest in the Collateral.  Borrower agrees to assemble the Collateral if Collateral Agent or any Lender so requires and to make the Collateral available to Collateral Agent as Collateral Agent may designate.  Borrower authorizes Collateral Agent, each Lender and their designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Collateral Agent’s or such Lender’s determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Collateral Agent and each Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Collateral Agent’s and each Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(c) Preparation of Collateral for Sale.  Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Collateral Agent, each Lender and their agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s owned Intellectual Property, including labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Collateral Agent’s or a Lender’s exercise of its remedies hereunder and that any exercise of remedies under this Section 9.1(c) shall be subject to any rights of third parties in or to such Intellectual Property;

(d) Sale of Collateral.  Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Collateral Agent or any Lender determines are commercially reasonable; and

(e) Purchase of Collateral.  Credit bid and purchase all or any portion of the Collateral at any public sale.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Set Off Right.  Collateral Agent and each Lender may set off and apply to the Obligations any and all Indebtedness at any time owing to or for the credit or the account of Borrower or any other assets of Borrower in Collateral Agent’s or such Lender’s possession or control.

9.3 Effect of Sale. Upon the occurrence and continuation of an Event of Default, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Collateral Agent or a Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted.  Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.

9.4 Power of Attorney in Respect of the Collateral.  Borrower does hereby irrevocably appoint Collateral Agent (which appointment is coupled with an interest) the true and lawful attorney in fact of Borrower, with full power of substitution and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect or to continue the perfection of Collateral Agent’s and Lenders’ security interests in the Collateral.  Borrower does hereby irrevocably appoint Collateral Agent (which appointment is coupled with an interest) on the occurrence and continuation of an Event of Default, the true and lawful attorney in fact of Borrower, with full power of substitution and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Collateral Agent were Borrower itself; (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Collateral Agent’s or a Lender’s possession or under Collateral Agent’s or a Lender’s control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Collateral Agent’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which Collateral Agent may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Collateral Agent and Lenders in and to the Collateral; (e) endorse Borrower’s name on any checks or other forms of payment or security; (f) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Collateral Agent determines reasonable; (i) transfer the Collateral into the name of Collateral Agent, a Lender or a third party as the Code permits; and (j) to the extent permitted by applicable law, to otherwise act with respect thereto as though Collateral Agent were the outright owner of the Collateral.

9.5 Lenders’ Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Collateral Agent may do any or all of the following:  (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Collateral Agent deems prudent.  Any amounts paid or deposited by Collateral Agent shall constitute Lenders’ Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral.  Any payments made by Collateral Agent shall not constitute an agreement by Collateral Agent to make similar payments in the future or a waiver by Collateral Agent or any Lender of any Event of Default under this Agreement.  Borrower shall pay all fees and expenses, including Lenders’ Expenses, incurred by Collateral Agent or any Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.

9.6 Remedies Cumulative; Independent Nature of Lenders’ Rights. Collateral Agent’s and each Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Collateral Agent and each Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by applicable law, or in equity.  No failure on the part of Collateral Agent or any Lender to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right.  The Obligations of Borrower to any Lender may be enforced by such Lender against Borrower in accordance with the terms of this Agreement and the other Loan Documents and, to the fullest extent permitted by applicable law, it shall not be necessary for Collateral Agent or any other Lender to be joined as an additional party in any proceeding to enforce such Obligations.

9.7 Application of Collateral Proceeds.  The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Collateral Agent or any Lender, at the time of or received by Collateral Agent or any Lender after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

(a) First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Collateral Agent or any Lender, including Lenders’ Expenses;

(b) Second, to the payment to Lenders, on a pro rata basis, of the amount then owing or unpaid on the Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, the principal balance of the Loans, and all other Obligations with respect to the Loans (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then first, to the unpaid interest thereon ratably, second, to the amounts which would have otherwise come due under Section 2.3(b)(ii) ratably, if the Loans had been voluntarily prepaid, third, to the principal balance of the Loans ratably, and fourth, to the ratable payment of other amounts then payable to Lenders under any of the Loan Documents); and

(c) Third, to the payment of the surplus, if any, to Borrower, its successors and assigns or to the Person lawfully entitled to receive the same.

9.8 Reinstatement of Rights.  If Collateral Agent or any Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Collateral Agent and Lenders shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

10. Waivers; Indemnification.

10.1 Demand; Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Collateral Agent or any Lender on which Borrower may in any way be liable.

10.2 Lender’s Liability for Collateral.  So long as Collateral Agent and each Lender complies with its obligations, if any, under the Code, neither Collateral Agent nor any Lender shall in any way or manner be liable or responsible for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Collateral Agent’s or any Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

10.3 Indemnification and Waiver.  Whether or not the transactions contemplated hereby shall be consummated:

(a) General Indemnity. Borrower agrees upon demand to pay or reimburse Collateral Agent and each Lender for all liabilities, obligations and out-of-pocket expenses, including Lenders’ Expenses and reasonable fees and expenses of counsel for Collateral Agent and each Lender from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents.  Borrower shall indemnify, reimburse and hold Collateral Agent, each Lender, and each of their respective successors, assigns, agents, attorneys, officers, directors, equity holders, servants, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loans or otherwise, the falsity of any representation or warranty of Borrower or Borrower’s failure to comply with the terms of this Agreement or any other Loan Document.  The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by Borrower, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, Borrower shall not indemnify any Indemnified Person for any liability incurred by such Indemnified Person as a result of such Indemnified Person’s gross negligence or willful misconduct.  Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement.  Upon Collateral Agent’s or a Lender’s written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of Collateral Agent and Lenders, each of its members, partners, and each of their respective, agents, employees, directors, officers, equity holders, successors and assigns against any indemnified Claim described in this Section 10.3(a).  Borrower shall not settle or compromise any Claim against or involving Collateral Agent or any Lender without first obtaining Collateral Agent’s or such Lender’s written consent thereto, which consent shall not be unreasonably withheld.

(b) Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM COLLATERAL AGENT OR ANY LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(c) Survival; Defense.  The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8.  At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of Borrower.  All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11. Notices.  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by prepaid facsimile or other electronic means (e.g. email attaching .pdfs) to Borrower or to any Lender, as the case may be, at their respective addresses set forth below:

If to Borrower:
Palatin Technologies, Inc.
4B Cedar Brook Drive
Cranbury, NJ 08512
Attention: Stephen T. Wills
Fax: (609) 495-2203
Ph: (609) 495-2200

With a copy to:

Thompson Hine LLP
335 Madison Avenue, 12th Floor
New York, NY 10017
Attention: Faith L. Charles, Esq.
Fax: (212) 344-6101
Ph: (212) 908-3905

If to Horizon:	Horizon Technology Finance Corporation 312 Farmington Avenue Farmington, CT 06032 Attention: Legal Department Fax: (860) 676-8655 Ph: (860) 676-8654
If to Fortress:	Fortress Credit Co LLC c/o Fortress Investment Group 1345 Avenue of Americas New York, NY 10105 Attention: General Counsel - Credit Funds Fax: (917) 639-9672 Email: gc.credit@fortress.com
With a copy to:	Baker Botts L.L.P. 30 Rockefeller Plaza New York, NY 10112 Attn: Martin Toulouse Fax: (212) 259-2559 Ph: (212) 408-2559
If to FCO:
Fortress Credit Opportunities V CLO Limited
c/o Fortress Investment Group
1345 Avenue of Americas
New York, NY 10105
Attention: General Counsel - Credit Funds
Fax: (917) 639-9672
Email: gc.credit@fortress.com

With a copy to:	Baker Botts L.L.P. 30 Rockefeller Plaza New York, NY 10112 Attn: Martin Toulouse Fax: (212) 259-2559 Ph: (212) 408-2559

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12. General Provisions.

12.1 Successors and Assigns.  This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by Borrower without each Lender’s prior written consent, which consent may be granted or withheld in each Lender’s sole discretion.  Each Lender shall have the right without the consent of or notice to Borrower to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in such Lender’s rights and benefits hereunder; provided that prior to the occurrence of an Event of Default, no Lender may sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in such Lender’s rights and benefits hereunder to any party if such buyer, transferee, assignee or participant is a competitor of Borrower and has been designated by Borrower as such by written notice to Collateral Agent and each Lender not less than ten (10) Business Days prior to such sale, transfer, assignment, negotiation or granting of such participation. Collateral Agent and each Lender may disclose the Loan Documents and any other financial or other information relating to Borrower to any potential participant or assignee of any of the Loans; provided that such participant or assignee agrees for the benefit of Borrower to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information. Notwithstanding anything to the contrary contained in this Section 12.1, Borrower acknowledges that (a) each of Lender’s Affiliates, (b) commercial or corporate banks and (c) any funds which principally hold passive investments in commercial loans or debt securities for investment purposes in the ordinary course of business are not competitors of Borrower.

12.2 Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3 Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4 Entire Agreement; Construction; Amendments and Waivers.

(a) Entire Agreement.  This Agreement and each of the other Loan Documents, taken together, constitute and contain the entire agreement among Borrower, Collateral Agent and Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.  Borrower acknowledges that it is not relying on any representation or agreement made by Collateral Agent, any Lender or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

(b) Construction.  This Agreement is the result of negotiations between and has been reviewed by each of Borrower, Collateral Agent and each Lender as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower, Collateral Agent or any Lender.  Borrower, Collateral Agent and Lenders agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s, Collateral Agent’s or any Lender’s actual intentions.

(c) Amendments and Waivers.  Any and all discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of each Lender; provided that no such discharge, waiver or consent affecting the rights or duties of the Collateral Agent under this Agreement or any other Loan Document shall be effective without the written consent of the Collateral Agent. Any and all amendments and modifications of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of each Lender and Borrower; provided that no such amendment or modification affecting the rights or duties of the Collateral Agent under this Agreement or any other Loan Document shall be effective without the written consent of the Collateral Agent.  Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Collateral Agent, Lenders and on Borrower.

12.5 Reliance by Lenders.  All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and to have been relied upon by Collateral Agent and Lenders, notwithstanding any investigation by Collateral Agent or any Lender.

12.6 No Set-Offs by Borrower.  All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7 Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts (including signatures delivered by facsimile or other electronic means), each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations or commitment to fund remain outstanding.  The obligations of Borrower to indemnify Collateral Agent and Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Collateral Agent or any Lender have run.

13. Relationship of Parties.  Borrower and Lenders acknowledge, understand and agree that the relationship between Borrower, on the one hand, and Lenders, on the other, is, and at all times shall remain solely that of a borrower and lender.  No Lender shall, under any circumstances, be construed to be a partner or a joint venturer of Borrower or any of its Affiliates; nor shall any Lender, under any circumstances, be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty or any other duty to Borrower or any of its Affiliates.  Neither Collateral Agent nor any Lender undertakes or assumes any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Collateral Agent or any Lender or the operations of Borrower or any of its Affiliates.  Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Collateral Agent or any Lender in connection with such matters is solely for the protection of Collateral Agent and Lenders and neither Borrower nor any Affiliate is entitled to rely thereon.

14. Confidentiality.  All information (other than periodic reports filed by Borrower with the Securities and Exchange Commission and information otherwise publicly disclosed by Borrower) disclosed by Borrower or its representatives to Collateral Agent or any Lender or their respective representatives, whether furnished before or after the date hereof and regardless of the manner in which such information is furnished (including disclosures through inspection pursuant to this Agreement and the other Loan Documents) shall be considered confidential if it is marked confidential or designated, in writing, as confidential, or if either Lender knows that such information is material non-public information, including, without limitation, financial information and information regarding Borrower’s existing and prospective relationships and transactions with third parties (such information, collectively, the “Confidential Information”).  Collateral Agent and each Lender agrees to use the same degree of care to safeguard and prevent disclosure of such Confidential Information as Collateral Agent and such Lender uses with its own confidential information, but in any event no less than a reasonable degree of care.  Neither Collateral Agent nor any Lender shall disclose such Confidential Information to any third party (other than (a) to another party hereto, (b) to Collateral Agent’s or any Lender’s members, partners, attorneys, governmental regulators (including any self-regulatory authority) or auditors, (c) to Collateral Agent’s or a Lender’s subsidiaries and affiliates, (d) on a confidential basis, to any rating agency, (e) to prospective transferees and purchasers of the Loans or any actual or prospective party (or its Affiliates) to any swap, derivative or other transaction under which payments are to be made by reference to the Obligations, Borrower, any Loan Document or any payment thereunder, all subject to the same confidentiality obligation in favor of Borrower as set forth herein or (f) as required by law, regulation, subpoena or other order to be disclosed) and shall use such information only for purposes of evaluation of its investment in Borrower and the exercise of Collateral Agent’s or any Lender’s rights and the enforcement of its remedies under this Agreement and the other Loan Documents.  The obligations of confidentiality shall not apply to any information that (i) was known to the public prior to disclosure by Borrower or its representatives under this Agreement, (ii) becomes known to the public through no fault of Collateral Agent or any Lender, (iii) is disclosed to Collateral Agent or any Lender on a non-confidential basis by a third party or (iv) is independently developed by Collateral Agent or any Lender.  Notwithstanding the foregoing, Collateral Agent’s and Lenders’ agreement of confidentiality shall not apply if Collateral Agent or any Lender has acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of Collateral Agent’s or a Lender’s rights and remedies under this Agreement following an Event of Default, including the enforcement of Collateral Agent’s and each Lender’s security interest in the Collateral.

15. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  EACH OF BORROWER, COLLATERAL AGENT AND LENDERS HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK.  BORROWER, COLLATERAL AGENT AND LENDERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:
PALATIN TECHNOLOGIES, INC.

By: /s/ Stephen T. Wills
Name: Stephen T. Wills
Title: CFO, COO & EVP

LENDERS:
HORIZON TECHNOLOGY FINANCE CORPORATION

By: /s/ Robert D. Pomeroy, Jr.
Name: Robert D. Pomeroy, Jr.
Title: Chief Executive Officer

HORIZON CREDIT II LLC

By: /s/ Robert D. Pomeroy, Jr.
Name: Robert D. Pomeroy, Jr.
Title: Chief Executive Officer

FORTRESS CREDIT CO LLC

By: /s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President

FORTRESS CREDIT OPPORTUNITIES V CLO LIMITED

By: FCO V CLO CM LLC, its collateral manager

By: /s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President

LIST OF EXHIBITS AND SCHEDULES

Exhibit A                      Disclosure Schedule
Exhibit B                      Funding Certificate
Exhibit C                      Form of Note
Exhibit D                      Form of Legal Opinion
Exhibit E                      Form of Officer’s Certificate